Exhibit 99.1

Press Release

Vuzix Reports First Quarter 2020 Results and Business Outlook

ROCHESTER, N.Y., May 11, 2020 - Vuzix® Corporation (NASDAQ: VUZI) (“Vuzix” or, the “Company”), a leading supplier of Smart Glasses and Augmented Reality (AR) technologies and products, today reported its first quarter results for the period ended March 31, 2020.

“In our first quarter of 2020, we received initial and subsequent follow-on orders for our M400 Smart Glasses from a growing number of customers and partners involved in telemedicine, which helped drive our M-Series Smart Glasses revenue up by 43% year-over-year,” said Paul Travers, President and CEO of Vuzix. “We also had demonstrable success with our Engineering Services efforts by entering into an agreement with a second major U.S. defense contractor to develop a customized waveguide-based optics engine. We continued our expense management efforts and successfully reduced our operating expenses by almost one million dollars on a comparable period over period basis as we continue our efforts to achieve profitability.”

“The COVID-19 Pandemic had an impact on the day-to-day operations of many domestic and foreign businesses, including Vuzix, and despite a challenging enterprise environment, we achieved modest revenue and gross profit growth in the quarter. Vuzix advised non-production employees who could work from home that they should set-up home offices so that production employees could remain on-site assembling smart glasses over split shifts, which minimized risk to floor personnel but still allowed us to meet customer demand for our M400 and Vuzix Blade products,” continued Mr. Travers.

The following table compares condensed elements of the Company’s summarized Consolidated Statements of Operations data for the three months ended March 31, 2020 and 2019, respectively:

	For 3 Months
	Ended March 31,
	2020	2019
Sales:
Sales of Products	$1,371,509	$1,373,371
Sales of Engineering Services	160,206	-
Total Sales	1,531,715	1,373,371
Total Cost of Sales	1,451,199	1,333,481
Gross Profit	80,516	39,890

Operating Expenses:
Research and Development	2,023,058	2,516,100
Selling and Marketing	1,152,808	1,417,966
General and Administrative	1,537,820	1,896,402
Depreciation and Amortization	648,541	559,089
Impairment of Patents and Trademarks	57,532	-
Total Operating Expenses	5,419,759	6,389,557
Loss from Operations	(5,339,243)	(6,349,667)
Total Other Income (Expense)	(22,381)	(10,094)
Net Loss	(5,361,624)	(6,359,761)
Loss Attributable to Common Stockholders per Share	$(0.18)	$(0.25)

First Quarter 2020 Financial Results

For the three months ended March 31, 2020, total revenues increased $0.2 million to $1.5 million versus the comparable period in 2019. The increase was driven by higher sales of smart glasses products, which rose 8% year-over-year, and engineering services revenue of $0.2 million versus none in the prior year’s period.

There was an overall gross profit of $81,000 for the three months ended March 31, 2020 as compared to a gross profit of $40,000 for the same period in 2019. On a product cost of sales basis only, product direct costs were 54% of sales in the 2020 period as compared to 52% in the prior year’s period, the change primarily the result of lower selling prices for the M300XL in the first quarter of 2020 versus the same period in 2019.

Research and Development (R&D) expense was $2.0 million for the three months ended March 31, 2020 compared to $2.5 million for the comparable 2019 period, a reduction of approximately 20%. The decrease in R&D expense was primarily due to reduced external consulting fees related to Blade software development.

Selling and Marketing expense was $1.2 million for the three months ended March 31, 2020 compared to $1.4 million for the comparable 2019 period, a reduction of approximately 19%. The decline was largely due to decreases in advertising and trade show costs, salaries and stock-based compensation and external consulting fees.

General and Administrative expense for the three months ended March 31, 2020 was $1.5 million versus $1.9 million in the prior year’s period, a reduction of approximately 19%. The decline was largely due to decreases in legal fees and IT and security consulting fees.

Total Operating Expenses decreased by $1.0 million for the three months ended March 31, 2020, a reduction of approximately 15%.

The net loss attributable to common stockholders after accrued preferred share dividends for the three months ended March 31, 2020 was $5.9 million or $0.18 cents per share versus a net loss of $6.8 million or $0.25 for the same period in 2019.

Net cash operating loss after adding back non-cash adjustments for the first quarter of 2020 was $4.3 million as compared to $5.3 million for first quarter of 2019, a decrease of 19%. As of March 31, 2020, the Company maintained cash and cash equivalents of $6.1 million and an overall working capital position of $11.8 million.

Management Outlook

“We have made steady progress so far this year to meet our operating goals for 2020, but we have more work to do. The COVID-19 Pandemic has disrupted business operations worldwide, but it has also awakened the enterprise smart glasses industry, particularly across telemedicine, field service and remote support and manufacturing. Since mid-March, when businesses, states and countries began to shut down and work remotely across the globe due to COVID-19, Vuzix began to witness a pivoting of the enterprise smart glasses industry,” said Paul Travers, President and CEO of Vuzix. “We have recently experienced increases in the average order size, number of orders and re-orders from direct customers and resellers for our M400 Smart Glasses. Thus far in our second quarter ending June 30, 2020, smart glasses revenue, along with revenues associated with recently signed Engineering Services programs expected to conclude before quarter’s end, have already exceeded our 2020 first quarter revenues. We have also expanded the number of our contracted Engineering Services program engagements and are actively pursuing additional Engineering Services and OEM programs. Additionally, we continue to make great strides in our efforts to develop our next generation waveguide and display engine technologies around MicroLEDs with new strategic partners. Finally, in terms of our cash flow, Vuzix has trimmed its operating costs and will continue to be prudent in our spending while focusing on revenue generating initiatives that can maximize our cash flow from operations.”

Conference Call Information

Date: Monday, May 11, 2020

Time: 8:30 a.m. Eastern Time (ET)

Dial-in Number for U.S. & Canadian Callers: 877-709-8150

Dial-in Number for International Callers (Outside of the U.S. & Canada): 201-689-8354

A live and archived webcast of the conference call will be available on the investor relations page of the Company's website at: https://ir.vuzix.com/

Participating on the call will be Vuzix’ Chief Executive Officer and President Paul Travers and Chief Financial Officer Grant Russell, who together will discuss operational and financial highlights for the first quarter ended March 31, 2020.

To join the live conference call, please dial into the above referenced telephone numbers five to ten minutes prior to the scheduled conference call time.

A telephonic replay will be available for 30 days, starting on May 11, 2020, at approximately 9:30 a.m. (ET). To access this replay, please dial 877-660-6853 within the U.S. or Canada, or 201-612-7415 for international callers. The conference ID# is 13703061.

About Vuzix Corporation

Vuzix is a leading supplier of Smart-Glasses and Augmented Reality (AR) technologies and products for the consumer and enterprise markets. The Company's products include personal display and wearable computing devices that offer users a portable high-quality viewing experience, provide solutions for mobility, wearable displays and augmented reality. Vuzix holds 157 patents and patents pending and numerous IP licenses in the Video Eyewear field. The Company has won Consumer Electronics Show (or CES) awards for innovation for the years 2005 to 2020 and several wireless technology innovation awards among others. Founded in 1997, Vuzix is a public company (NASDAQ: VUZI) with offices in Rochester, NY, Oxford, UK, and Tokyo, Japan. For more information, visit Vuzix website, Twitter and

Vuzix website,  Twitter and Facebook pages.

Forward-Looking Statements Disclaimer

Certain statements contained in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements contained in this release relate to, among other things, the timing of new product releases, R&D project successes, smart glass pilot to roll-out conversion rates, future operating results, and the Company's leadership in the Smart Glasses and AR display industry. They are generally identified by words such as "believes," "may," "expects," "anticipates," "should" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the Company's Annual Reports and other filings with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sedar.com or www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Investor Relations Contact

Ed McGregor, Director of Investor Relations, Vuzix Corporation ed_mcgregor@vuzix.com Tel: (585) 359-5985

Vuzix Corporation, 25 Hendrix Road, Suite A, West Henrietta, NY 14586 USA,

Investor Information – IR@vuzix.com www.vuzix.com